File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

H&R BLOCK, INC.
(Exact name of registrant as specified in its charter)

MISSOURI	44-0607856
(State of Incorporation)	(I.R.S. Employer Identification No.)

4400 Main Street
Kansas City, Missouri 64111
(Address of Principal Executive Offices)

2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
(Full Title of Plan)

James H. Ingraham
H&R Block, Inc.
4400 Main Street
Kansas City, Missouri 64111
816-753-6900
(Name, address, and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, without par value	5,000,000	$ 42.25(3)	$211,250,000	$17,090.13
Total	5,000,000		$211,250,000	$17,090.13

(1)     Plus such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the registrant’s 2003 Long-Term Executive Compensation Plan.
(2)    Calculated in accordance with the provisions of Rule 457(h)(1) pertaining to employee stock option plans.
(3)    Estimated pursuant to Rule 457(c) and (h), and based on the average of the high and low prices on June 26, 2003, as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The documents listed below are incorporated by reference into this Registration Statement and all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

(a)	The registrant’s Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the 1934 Act which contains, either directly or by incorporation by reference, audited financial statements for the registrant’s fiscal year ended April 30, 2002;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above;

(c)	The description of the registrant’s Common Stock which is contained in the registrant’s Registration Statement on Form 8-C dated August 6, 1969, the description of the registrant’s Common Stock contained in the prospectus which is a part of the registrant’s Registration Statement on Form S-14 (File No. 2-66751) effective April 7, 1980, and any amendment or report filed for the purpose of updating such description.

Item 4. DESCRIPTION OF SECURITIES.

        The class of securities to be offered is registered under Section 12 of the 1934 Act and, therefore, a description of the securities pursuant to Item 202 of Regulation S-K is not required.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        No expert named in the Registration Statement or counsel for the registrant has, or is to receive in connection with the offering a substantial interest, direct or indirect, in the registrant or any of its subsidiaries. James H. Ingraham, who has rendered an opinion of counsel as to the legality of the securities being registered (Exhibit 5 hereto), is employed by a subsidiary of the registrant and is Senior Vice President and General Counsel of the registrant.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 351.355 of the General and Business Corporation Law of Missouri provides as follows:

    “351.355.        1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

    “2.        The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    “3.        Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

    “4.        Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to this action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

    “5.        Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

    “6.        The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    “7.        A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

    “8.        The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

    “9.        Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including, but not limited to, banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

    “10.        For the purpose of this section, references to ‘the corporation’ include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

    “11.        For purposes of this section, the term ‘other enterprise’ shall include employee benefit plans; the term ‘fines’ shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term ‘serving at the request of the corporation’ shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘not opposed to the best interests of the corporation’ as referred to in this section.”

        Section 23 of the registrant’s current Amended and Restated Bylaws, as amended (“Bylaws”) contains provisions which are essentially the same as the provisions of the Missouri statute, except that only a person who is or was a director or officer of the registrant, or is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise may be indemnified. In addition, the Bylaws permit the registrant to enter into indemnification agreements with its directors and officers. The form of indemnification agreement approved by the registrant’s shareholders and incorporated into the Bylaws provides that indemnity is mandatory in all cases unless it is determined by the court that the director’s or officer’s conduct was knowingly fraudulent, deliberately dishonest or that it constituted willful misconduct. In addition, no indemnification is provided if a court determines that such indemnification would not be lawful or if a judgment is rendered against the director or officer for an accounting of profits made as a result of the director’s or officer’s purchase and sale or sale and purchase of the registrant’s securities pursuant to the provisions of Section 16(b) of the 1934 Act and amendments thereto. The indemnification agreement also requires the registrant to purchase and maintain a policy or policies of directors and officers liability insurance providing, in all respects, coverage at least comparable to that maintained by the registrant at the date of the agreement except that the registrant is not required to maintain such insurance if the registrant notifies the director or officer in writing within five business days after the making of the decision to not renew or replace the insurance policy or policies or any portion of the coverage provided by such policy or policies. The registrant’s Bylaws are filed as Exhibit 3.1 to the registrant’s quarterly report on Form 10-Q for the fiscal quarter ended October 31, 1999, and Section 23 of such Bylaws is incorporated by reference herein.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

        No restricted securities are to be reoffered or resold pursuant to this Registration Statement and, therefore, no exemption from registration is claimed.

Item 8. EXHIBITS.

        The exhibits filed as part of the Registration Statement are as follows:

4.1	Restated Articles of Incorporation of H&R Block, Inc., as amended, filed as Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the quarter ended October 31, 2001, file number 1-6089, are incorporated herein by reference.

4.2	Amended and Restated Bylaws of H&R Block, Inc., as amended, filed as Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended October 31, 1999, are incorporated by reference.

5	Opinion of counsel as to the legality of the securities being registered and the consent of such counsel.

23	The consent of PricewaterhouseCoopers LLP, Certified Public Accountants (the consent of counsel is contained in the opinion filed as Exhibit 5 hereto).

Item 9. UNDERTAKINGS.

(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (b)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

    (c)        to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that items (1)(a) and (1)(b) of this undertaking do not apply if the registration statement is on Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act.

    (2)               The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)               The undersigned registrant hereby undertakes to remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5)               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, and the State of Missouri, on this 30th day of June, 2003.

H&R BLOCK, INC. BY: /S/ Mark A. Ernst —————————————— Mark A. Ernst Chairman of the Board, President and Chief Executive Officer

_________________

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark A. Ernst and James H. Ingraham, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

_________________

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date Signed

/S/	Mark A. Ernst —————————— Mark A. Ernst	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	6/30/03

—————————— G. Kenneth Baum	Director

/S/	Thomas M. Bloch —————————— Thomas M. Bloch	Director	6/26/03

/S/	Donna R. Ecton —————————— Donna R. Ecton	Director	6/27/03

/S/	Henry F. Frigon —————————— Henry F. Frigon	Director	6/26/03

/S/	Roger W. Hale —————————— Roger W. Hale	Director	6/29/03

—————————— Tom Decker Seip	Director

/S/	Louis W. Smith —————————— Louis W. Smith	Director	6/27/03

/S/	Rayford Wilkins, Jr. —————————— Rayford Wilkins, Jr.	Director	6/26/03

/S/	Frank J. Cotroneo —————————— Frank J. Cotroneo	Senior Vice President and Chief Financial Officer (principal financial officer)	6/30/03

/S/	Melanie K. Horstmeier —————————— Melanie K. Horstmeier	Vice President and Corporate Controller (controller)	6/30/03